Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

First Community Bankshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $2.50 par value	Rule 457 (c)	2,997,390(1)	N/A	$99,229,127(2)	$110.20 per million	$10,935.05(2)
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$99,229,127		$10,935.05
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$10,935.05

(1) Represents the estimated maximum number of shares of First Community Bankshares, Inc., or First Community, common stock, par value $1.00 per share, that could be issued to holders of Surrey Bancorp, or Surrey, in connection with the merger between First Community and Surrey described in the Form S-4 to which this document is an exhibit, which number may be higher or lower in accordance with the formula described below. This number is based upon (i) 4,099,788 shares of Surrey common stock outstanding as of January 12, 2023 plus 87,095 shares of Surrey Class A common stock, multiplied by (ii) the exchange ratio of 0.7159 shares of First Community’s common stock for each share of Surrey common stock and Surrey Class A common stock. If the average closing price of First Community common stock (which is the average of the closing sales price of First Community common stock reported on NASDAQ over the 30 consecutive trading days ending on the later of (A) the date on which the last regulatory approval necessary is received (disregarding any waiting period) or (B) the date on which the Surrey shareholders approve the merger (the “determination date”)) is less than $27.14 and the ratio, the numerator of which is the First Community average closing price and the denominator which is $31.93 is less than 85% of the index ratio calculated by dividing the average of closing price for the NASDAQ Bank Index for the 30 consecutive trading days ending on the trading date immediately prior to the determination date by $4,269.44, then Surrey may terminate the merger agreement unless First Community agrees to increase the number of shares to be issued to the holders of Surrey common stock and Surrey Class A common stock or pay additional cash consideration. Pursuant to Rule 416, this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions. In the event the number of shares of common stock required to be issued to consummate the merger described herein is increased after the date this registration statement is declared effective, First Community will register such additional shares in accordance with Rule 413 under the Securities Act of 1933, as amended (the “Securities Act”), by filing a registration statement pursuant to Rule 462(b) or Rule 429 under the Securities Act, as applicable, with respect to such additional shares.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f)(1) and 457(c) of the Securities Act, based on a rate of $110.20 per $1,000,000 of the proposed maximum aggregate offering price. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the average of the bid and asked price of shares of Surrey common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (1) $23.70, the average of the bid and asked price of shares of Surrey common stock on January 12, 2023 and (2) 4,186,883 the estimated maximum number of shares of Surrey common stock, Surrey Class A common stock and Surrey unvested restricted stock outstanding and reserved for issuance as of January 12, 2023.